Exhibit 99.1

Federal-Mogul Announces Divestiture of its

Sintertech SAS Division in France

March 11, 2013…Southfield, Michigan – Federal-Mogul Corporation’s Powertrain Segment (NASDAQ: FDML) today announced the divestiture of its Sintertech SAS division to “TMC,” a closely held subsidiary controlled by Thierry Morin, French Industrialist and former Chairman and Chief Executive Officer of Valéo Corporation. Sintertech develops, produces and sells powdered metal components for engines and gearboxes for vehicle applications and other industrial equipment, as well powdered metal filtration elements mainly for the chemical industry under the brand names Sintertech, Metafram®, Metagliss® and Poral®.

The transaction agreement was completed on March 8th, 2013. Details of the transaction were not disclosed.

“The Sintertech businesses are well-known in Europe for producing near net shape powdered metal components for a wide variety of applications in various industries, however these businesses are not core to Federal-Mogul Powertrain’s long-term portfolio strategy,” said Rainer Jueckstock, Federal Mogul’s co-CEO and CEO Federal-Mogul Powertrain. “The Sintertech businesses will benefit from the industrial experience, customer contacts and focused management expertise of Thierry Morin and his team. We will work with them to ensure a smooth transition for customers and other stakeholders.”

The Sintertech business includes three manufacturing plants in France located in Veurey-Voroize, Pont de Claix and Oloron with more than 400 employees.

About Federal-Mogul

Federal-Mogul Corporation (NASDAQ: FDML) is a leading global supplier of products and services to the world’s manufacturers and servicers of vehicles and equipment in the automotive, light, medium and heavy-duty commercial, marine, rail, aerospace, power generation and industrial markets. The company’s products and services enable improved fuel economy, reduced emissions and enhanced vehicle safety.

Federal-Mogul operates two independent business segments, each with a chief executive officer reporting to Federal-Mogul’s Board of Directors. Federal-Mogul’s Powertrain Segment designs and manufactures original equipment powertrain components and systems protection products for automotive, heavy-duty, industrial and transport applications. Federal-Mogul’s Vehicle Component Solutions Segment sells and distributes a broad portfolio of products through more than 20 of the world’s most recognized brands in the global vehicle aftermarket, while also serving original equipment vehicle manufacturers with products including braking, chassis, wipers and other vehicle components. The company’s aftermarket brands include ANCO® wiper blades; Champion® spark plugs, wipers and filters; AE®, Fel-Pro®, FP Diesel® Goetze®, Glyco®, Nüral®, Payen® and Sealed Power® engine products; MOOG® steering and suspension parts; and Ferodo® and Wagner® brake products.

Federal-Mogul was founded in Detroit in 1899. The company employs 45,000 people in 34 countries, and its worldwide headquarters is in Southfield, Michigan, United States. For more information, please visit www.federalmogul.com.

Forward-Looking Statements

Statements contained in this press release, which are not historical fact, constitute “Forward-Looking Statements.” Actual results may differ materially due to numerous important factors that are described in Federal-Mogul’s most recent report to the SEC on Form 10-K, which may be revised or supplemented in subsequent reports to the SEC on Forms 10-Q and 8-K. Such factors include, among others, fluctuations in domestic or foreign vehicle production, fluctuations in the demand for vehicles containing our products, the Company’s ability to generate cost savings or manufacturing efficiencies to offset or exceed contractually or competitively required price reductions or price reductions to obtain new business, conditions in the automotive industry, the success of the company’s segmentation and corresponding effects and general global and regional economic conditions. Federal-Mogul does not intend or assume any obligation to update any forward-looking statements.

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CONTACT:

Steve Gaut

+1-248-354-7826

Steven.Gaut@federalmogul.com

Isabel Lebon

Peter & Associés

ilebon@peter.fr

+33 1 42 59 73 95